CONFIDENTIAL DRAFT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed, Jabil Circuit, Inc. (the “Company”) is involved in shareholder derivative and purported securities class action lawsuits and has received inquiries from the government regarding certain of its historical stock option grants. In light of those developments, the Company, through its legal counsel assisted by accounting advisors, undertook an evaluation of certain of its historical stock option grant practices. Separately, a Special Review Committee (the “SRC”) of the Company’s Board of Directors was also appointed to review the allegations in the derivative actions.

The SRC concluded, as previously announced, that there was no merit to allegations that the Company’s officers issued themselves backdated stock options or attempted to cause others to issue them. However, the Company did disclose in a Form 8-K filed on November 14, 2006 that as a result of the review of its historical stock option grant practices it concluded that its 2005 statements and related disclosures should no longer be relied upon. The Company stated in that filing that the review of its historical stock option grant practices was ongoing and not yet complete. As a result of the ongoing review, on March 21, 2007 the Company similarly concluded that its 2003 financial statements and related disclosures should not be relied upon. In addition, as discussed below, the Company plans to adjust its 2004 financial statements by an immaterial amount.

The Company’s review of its historical stock option practices confirmed that the Company in almost all instances used the date on which committees of its Board of Directors met or acted to consider long-term compensation grants for purposes of determining both stock option exercise prices and the accounting measurement dates for purposes of calculating stock-related compensation charges. However, the Office of the Chief Accountant of the Securities and Exchange Commission has issued recent guidance clarifying that if options are approved for a group of employees the accounting measurement date for those options does not occur until the list of recipients and the amount of their awards are final. In some instances, the amount of each Company employee’s option award was not finalized until after the Board committee acted and, as a result, the Company incorrectly calculated stock-related compensation charges. In other instances, the Company misapplied certain accounting guidance or administrative errors or other events occurred that contributed to it not recording stock-related compensation charges discussed in this filing.

The Company currently estimates that it will record approximately $54.3 million of aggregate incremental non-cash stock-related compensation charges for the fiscal years 1996 through August 31, 2005. Of that amount, it is estimated that the incremental charge for 2005 will be approximately $35.0 million and that for 2003 it will be approximately $16.2 million, with there being aggregate additional estimated incremental charges for fiscal years 1996 through 2002 of approximately $8.4 million. For fiscal year 2004 there will be a reduction in expense of approximately $5.3 million. All of these amounts are prior to any tax benefit related to the adjustments.

Of the $54.3 million of incremental compensation expense for the 1996-2005 period, approximately $48.9 million was related to options granted to employees that were neither executive officers nor directors of the Company at the time the grants were made and approximately $1.7 million related to various options granted to individuals that were executive officers of the Company at the time the grants were made. The remaining $3.7 million related to options granted to a director over a period of five years for his providing consulting services to the Company on its merger and acquisition activities. In that instance, the Company misapplied existing accounting guidance and recorded part, but not all, of the expense associated with those grants.

The Company currently anticipates availing itself of recent guidance issued by the Securities and Exchange Commission when it files its Annual Report on Form 10-K for the year ending August 31, 2006 (the “2006 10-K”). Pursuant to such guidance, the Company anticipates that the amount of incremental stock-related compensation credit and charge for its 2004 and 2005 fiscal years, respectively, will be recorded in audited restated financial statements in the 2006 10-K, and that the incremental charges for the 1996 through 2003 fiscal years will be recorded in the aggregate as an opening balance sheet adjustment for 2004. The five years of selected financial data in the 2006 10-K will reflect the additional charges for fiscal years 2002 through 2006 as well, with the additional charges for fiscal years 1996 through 2001 reflected as an opening balance sheet adjustment for 2002.

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The Company’s evaluation of its historical stock option grant practices has largely been completed. The Company continues to cooperate with the Securities and Exchange Commission in its inquiry. In addition, as previously disclosed, the Company continues to evaluate certain of its historical recognition of revenue for certain periods. Accordingly, the Company is not yet able to finalize its financial statements for the periods discussed in this filing. Hence, the disclosure provided in this filing represents the Company’s preliminary unaudited conclusions.

The Company has discussed the matters disclosed in this Item 4.02(a) with its independent registered public accountants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

March 28, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

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